     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 1997.
                                                     REGISTRATION NO.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                METROCALL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            4812                           54-1215634
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                            ------------------------
                             6677 RICHMOND HIGHWAY
                           ALEXANDRIA, VIRGINIA 22306
                                 (703) 660-6677
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            WILLIAM L. COLLINS, III
                            CHIEF EXECUTIVE OFFICER
                                METROCALL, INC.
                             6677 RICHMOND HIGHWAY
                           ALEXANDRIA, VIRGINIA 22306
                                 (703) 660-6677
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                With a copy to:
                             GEORGE P. STAMAS, ESQ.
                           WILMER, CUTLER & PICKERING
                              2445 M STREET, N.W.
                             WASHINGTON, D.C. 20037
                                 (202) 663-6000
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: From time to time after the effective date of this Registration
Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
=========================================================================================================
                                                                    PROPOSED     PROPOSED
                                                                     MAXIMUM      MAXIMUM
                                                        AMOUNT      OFFERING     AGGREGATE    AMOUNT OF
TITLE OF SECURITIES                                      TO BE      PRICE PER    OFFERING   REGISTRATION
TO BE REGISTERED                                      REGISTERED    SHARE(1)       PRICE         FEE
---------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share..............   7,497,458     $5.03     $37,721,586    $11,431
=========================================================================================================

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based upon the average of the high and low prices per share of Metrocall, Inc. common stock, par value $.01 per share, on July 14, 1997, as reported on the Nasdaq Stock Market's National Market.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                METROCALL, INC.

                        7,497,458 SHARES OF COMMON STOCK

                            ------------------------

     This Prospectus relates to the resale of up to an aggregate of 7,497,458 shares of common stock, $.01 par value per share (the "Shares" or "Common Stock") of Metrocall, Inc. ("Metrocall" or the "Company"). Of the 7,497,458 shares, 3,997,458 shares were issued to Page America Group, Inc. (the "Selling Stockholder") and up to 3,500,000 shares are issuable to the Selling Stockholder upon conversion of the 1,500 shares of Metrocall Series B Junior Convertible Preferred Stock ("Series B Preferred Stock") issued in connection with the acquisition of substantially all the assets of the Selling Stockholder, Page America of New York, Inc., Page America of Illinois, Inc., Page America Communications of Indiana, Inc. and Page America of Pennsylvania, Inc. (collectively "Page America"). The Shares may be sold from time to time by the Selling Stockholder in privately negotiated transactions, in brokers' transactions, to market makers or in block placements, at market prices prevailing at the time of sale or at prices otherwise negotiated. See "Selling Stockholder" and "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of the shares being sold by the Selling Stockholder. The Company has agreed to bear the expenses incurred in connection with the registration of the Shares. The Selling Stockholder will pay or assume brokerage commissions or similar charges incurred in the sale of the 3,500,000 shares of Common Stock upon conversion of the 1,500 shares of Series B Preferred Stock. The Company will pay or assume brokerage commissions or similar charges incurred in the sale of the 3,997,458 shares of Common Stock.

     The Company's Common Stock is traded on the Nasdaq National Market (the "NNM") under the symbol "MCLL." On July 18, 1997, the last reported sale price of the Common Stock was $5.25 per share, as reported by the NNM.

                            ------------------------

 THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
 PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     SEE "RISK FACTORS," BEGINNING ON PAGE 4, FOR INFORMATION THAT SHOULD BE CONSIDERED REGARDING THE SECURITIES OFFERED HEREBY.

                            ------------------------

                 The date of this Prospectus is July 21, 1997.

                             AVAILABLE INFORMATION

     Metrocall is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information may be inspected and copied at the offices of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission in Chicago, Illinois at Northwestern Atrium Center, 500 W. Madison, Suite 1400, Chicago, Illinois 60661 and in New York, New York at 7 World Trade Center, Suite 1300, New York, New York 10048. Such information may also be accessed on the internet at http://www.sec.gov. Copies of such materials may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     Metrocall has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-3 with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement, or other document referred to are not necessarily complete; with respect to each such contract, agreement, or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be qualified in its entirety by such reference. The Registration Statement and any amendments thereto, including exhibits filed as part thereof, are available for inspection and copying at the Commission's offices as described above.

                            ------------------------

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     Metrocall incorporates herein by reference the following documents filed by it with the Commission (File No. 0-21924) pursuant to the Exchange Act: (i) its Annual Report on Form 10-K for the year ended December 31, 1996, as amended;
(ii) its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;
(iii) the financial statements of Parkway Paging, Inc., O.R. Estman, Inc. and Dana Paging, Inc., A+ Network, Inc. and Network Paging Corporation contained in its Current Report on Form 8-K filed on September 13, 1996 and amended on October 1, 1996; (iv) its Current Report on Form 8-K filed on July 14, 1997; and
(v) Metrocall's Proxy Statement for the Annual Meeting of Shareholders held on May 7, 1997.

     All documents filed by Metrocall pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares offered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any subsequently filed document that is deemed to be incorporated herein modifies or supersedes any such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. METROCALL HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS REFERRED TO ABOVE THAT HAVE BEEN OR MAY BE INCORPORATED INTO THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). DOCUMENTS ARE AVAILABLE UPON REQUEST FROM METROCALL, INC., 6677 RICHMOND HIGHWAY, ALEXANDRIA, VIRGINIA 22306, ATTENTION: SHIRLEY B. WHITE, ASSISTANT SECRETARY, TELEPHONE NUMBER 703-660-6677.

                                  THE COMPANY

     Metrocall had 2,227,564 pagers in service at March 31, 1997, and is the fifth largest paging company in the United States, providing local, regional and nationwide paging and other wireless messaging services. Metrocall currently operates regional and nationwide paging networks throughout the United States and has historically concentrated its selling efforts in five operating regions:
(i) the Northeast (Massachusetts through Delaware); (ii) the Mid-Atlantic (Maryland and the Washington, D.C. metropolitan area); (iii) the Southeast (including Virginia, the Carolinas, Georgia, Florida, Alabama, Louisiana, Mississippi and Tennessee); (iv) the Southwest (primarily Texas); and (v) the West (California, Nevada and Arizona). Through the Metrocall Nationwide Wireless Network, Metrocall provides paging services in all 50 states and approximately 1,000 U.S. cities which include the top 100 Standard Metropolitan Statistical Areas. On July 1, 1997, Metrocall acquired substantially all the assets of Page America, which had approximately 200,000 subscribers at May 31, 1997. On a combined basis (pro forma for acquisition of the Page America assets), Metrocall services a total subscriber base consisting of more than 2.4 million units in service.

     Metrocall was organized as a Delaware corporation in October 1982. Metrocall Common Stock is traded on the NNM under the symbol "MCLL." Metrocall's principal executive offices are located at 6677 Richmond Highway, Alexandria, Virginia 22306 and its telephone number is (703) 660-6677.

                                  RISK FACTORS

     In evaluating an investment in the Common Stock, prospective purchasers should carefully consider the following factors as well as the other matters discussed in this Prospectus.

SUBSTANTIAL INDEBTEDNESS OF METROCALL

     At March 31, 1997, Metrocall had outstanding approximately $340 million in indebtedness consisting of bank loans, senior subordinated notes, mortgage indebtedness and capital leases. Metrocall has a credit facility (the "Metrocall Credit Facility") in the principal amount of $350 million (of which $179.9 million was drawn as of March 31, 1997 and is included in the incurred indebtedness described above) subject to the limitations described below. On July 1, 1997, Metrocall incurred additional indebtedness in connection with the acquisition of Page America of approximately $26 million (financed under the Metrocall Credit Facility) including transaction fees and expenses (the "Page America Acquisition"). Further, on May 1, 1997, Metrocall increased its borrowings outstanding under the Metrocall Credit Facility by $10 million to fund working capital requirements. Metrocall also has issued and outstanding $39.9 million stated value of the Series A Convertible Preferred Stock (the "Series A Preferred Stock"), the terms of which will require Metrocall to pay dividends, in cash or additional shares of Series A Preferred Stock, at the rate of 14% per year. Metrocall is required to redeem all outstanding shares of Series A Preferred Stock (including dividend shares) in November 2008 unless the holders have previously converted such shares to Common Stock. As part of the consideration for the Page America Acquisition, Metrocall issued 1,500 shares of Series B Preferred Stock. Each share of Series B Preferred Stock will have a stated value of $10,000 per share. The Series B Preferred Stock carries a dividend of 14% of the stated value per share, payable semi-annually in cash or in additional shares of Series B Preferred Stock, at Metrocall's option. The Series B Preferred Stock must be redeemed in July 2009 for an amount equal to the stated value, plus accrued and unpaid dividends. Metrocall also expects to incur additional indebtedness (in the form of draws on the Metrocall Credit Facility or otherwise) to meet working capital needs, in connection with future acquisitions, or for other purposes. However, the ability to incur additional indebtedness (including draws on the Metrocall Credit Facility) is subject to certain limitations in the agreements relating to existing indebtedness and the terms of the Series A Preferred Stock and Series B Preferred Stock. Metrocall is presently able to incur approximately $49 million of additional indebtedness based on its operating results through March 31, 1997 (after giving pro forma effect to the Page America Acquisition). This substantial indebtedness, along with the net losses and working capital deficits sustained by Metrocall in recent periods, will have consequences for Metrocall, including the following:
(i) the ability of Metrocall to obtain additional financing for working capital, capital expenditures, debt service requirements or other purposes may be impaired; (ii) a substantial portion of Metrocall's cash flow from operations will be required to be dedicated to the payment of Metrocall's interest expense;
(iii) indebtedness under the Metrocall Credit Facility bears interest at floating rates, which will cause Metrocall to be vulnerable to increases in interest rates; (iv) Metrocall may be more highly leveraged than companies with which it competes, which may place it at a competitive disadvantage; and (v) Metrocall may be more vulnerable in the event of a downturn in its business or in general economic conditions. See "-- History of Net Losses." Moreover, the ability of Metrocall to meet its debt service and other obligations (including compliance with financial covenants) will be dependent upon the future performance of Metrocall and its cash flows from operations, which will be subject to financial, business and other factors, certain of which are beyond its control, such as prevailing economic conditions. No assurance can be given that, in the event Metrocall were to require additional financing, such additional financing would be available on terms permitted by agreements relating to existing indebtedness or otherwise satisfactory to Metrocall.

CHALLENGES OF BUSINESS INTEGRATION

     Acquisitions that Metrocall has recently completed require integration of each company's development, administrative, finance, sales and marketing organizations, as well as the integration of each company's communication networks and the coordination of their sales efforts. Further, each company's customers will need to be reassured that their paging services will continue uninterrupted. The diversion of management attention and any difficulties encountered in the transition process could have an adverse impact on the revenue and operating results of Metrocall. Additionally, attempts to achieve economies of scale through cost cutting and lay-offs of existing personnel may, at least in the short term, have an adverse impact upon Metrocall.

     Metrocall believes that a key benefit to be realized from its acquisitions is the integration of paging service coverage, which allows Metrocall to provide paging services in new markets. There can be no assurance, however, that Metrocall will be able to integrate such paging service coverage successfully. If Metrocall is not successful in integrating such paging service coverage, the business of Metrocall will be adversely affected.

     No assurance can be given that additional suitable acquisition candidates can be identified, financed and purchased on acceptable terms, or that future acquisitions, if completed, will be successful. Metrocall also intends to continue to pursue internal growth through expansion of its paging operations. Metrocall's continued internal growth will depend, in part, upon its ability to attract and retain skilled employees, and the ability of Metrocall's officers and key employees to manage successfully rapid growth and to implement appropriate management information systems and controls. If Metrocall were unable to attract and retain skilled employees, manage successfully rapid growth and/or implement appropriate systems and controls, Metrocall's operations could be adversely affected.

     The paging industry has recently undergone significant consolidation as various participants have sought to accomplish growth similar to that of Metrocall. Metrocall is not currently engaged in any negotiations with respect to a business combination involving the acquisition of Metrocall and intends to continue to pursue its own business strategy. Unsolicited proposals to acquire Metrocall could cause a distraction of management of Metrocall and impede Metrocall's ability to accomplish its strategic goals and objectives and could cause significant volatility in the price of the Metrocall Common Stock.

POSSIBLE IMPACT OF COMPETITION AND TECHNOLOGICAL CHANGE

     Metrocall faces competition from other paging companies in all markets in which it operates. The wireless communications industry is a highly competitive industry, with price being the primary means of differentiation among providers of numeric messaging services (which account for the substantial majority of Metrocall's current revenues). Companies in the industry also compete on the basis of coverage area, enhanced services, transmission quality, system reliability and customer service. Certain of Metrocall's competitors, which include regional and national paging companies, possess greater financial, technical, marketing and other resources than Metrocall. In addition, other entities offering wireless two-way communications technology, including cellular telephone and specialized mobile radio services, also compete with the paging services Metrocall provides. There can be no assurance that additional competitors will not enter markets served by Metrocall or that Metrocall will be able to compete successfully. In this regard, certain long distance carriers have announced their intention to market paging services jointly with other telecommunications services.

     The wireless communications industry is characterized by rapid technological change. Future technological advances in the wireless communications industry could create new services or products competitive with the paging and wireless messaging services provided or to be developed by Metrocall. Recent and proposed regulatory changes by the FCC are aimed at encouraging such new services and products.

     In particular, in 1994, the FCC began auctioning licenses for new personal communications services ("PCS"). The FCC's rules also provide for the private use of PCS spectrum on an unlicensed basis. PCS will involve a network of small, low-powered transceivers placed throughout a neighborhood, business complex, community or metropolitan area to provide customers with mobile voice and data communications. There are two types of PCS, narrowband and broadband. Narrowband PCS is expected to provide enhanced or advanced paging and messaging capabilities, such as "acknowledgment paging" or "talk-back" paging. Several PCS systems are currently operational. Additionally, other existing or prospective radio services have potential to compete with Metrocall. For example, the FCC has authorized non-geostationary mobile satellite service systems in several frequency bands, and has initiated proceedings to consider making additional licenses in some of those bands available. Licensees of those satellite services (some of whom have already launched satellites) are permitted to offer signaling and other mobile services that could compete with terrestrial paging companies. A recent FCC decision will allow land mobile licensees in the 220-222 MHz band to offer commercial paging services. The FCC has also initiated a rule making proceeding proposing to allow Multiple Address Systems, a fixed microwave service in various 900 MHz frequency bands, to offer mobile services. Any of these services may compete directly or indirectly with Metrocall.

     Moreover, changes in technology could lower the cost of competitive services and products to a level where Metrocall's services and products would become less competitive or to where Metrocall would be required to reduce the prices of its services and products. There can be no assurance that Metrocall will be able to develop or introduce new services and products to remain competitive or that Metrocall will not be adversely affected in the event of such technological developments.

     Technological change also may affect the value of the pagers owned by Metrocall and leased to its subscribers. If Metrocall's subscribers requested more technologically advanced pagers, Metrocall could incur additional inventory costs and capital expenditures if it were required to replace pagers leased to its subscribers within a short period of time.

HISTORY OF NET LOSSES

     Metrocall sustained net losses of $2.4 million, $20.1 million and $49.1 million for the years ended December 31, 1994, 1995 and 1996, respectively; and $11.7 million for the three months ended March 31, 1997. No assurance can be given that losses can be reversed in the future. In addition, at March 31, 1997, Metrocall's accumulated deficit was $110.1 million and Metrocall had a deficit in working capital of $3.9 million. Metrocall's business requires substantial funds for capital expenditures and acquisitions that result in significant depreciation and amortization charges. Additionally, substantial levels of borrowing, which will result in significant interest expense, are expected to be outstanding in the foreseeable future. Accordingly, net losses are expected to continue to be incurred in the future. There can be no assurance that Metrocall will be able to operate profitably at any time in the future.

PENDING LITIGATION

     In April 1996, Metrocall entered into an agreement to purchase certain of the assets of Source One Wireless, Inc. ("Source One") and placed $1 million cash in escrow. On June 26, 1996, Metrocall advised Source One that Source One had failed to meet certain conditions to completion of the transaction and terminated the agreement. On September 20, 1996, Source One filed an action in the Circuit Court of Cook County, Illinois claiming that Metrocall had breached the agreement and seeking specific performance of the purchase agreement or unspecified damages in excess of $80 million. Metrocall intends to vigorously defend the claims in this action and believes it has meritorious defenses to this action. Metrocall has denied the claim and asserted affirmative defenses and counterclaims based on misrepresentations and breaches of contract by Source One. The matter is now in discovery, which is scheduled to be completed by the end of October 1997; trial is not expected before January 1998.

SUBSCRIBER TURNOVER

     The results of operations of paging service providers, such as Metrocall, can be significantly affected by subscriber cancellations and by subscribers who switch their service to other carriers. Metrocall's average monthly subscriber turnover rate for the quarter ended March 31, 1997 was approximately 2.1%. In order to realize net growth in subscribers, disconnected subscribers must be replaced and new subscribers must be added. The sales and marketing costs associated with attracting new subscribers are substantial relative to the costs of providing service to existing customers. Because Metrocall's business is characterized by high fixed costs, disconnections directly and adversely affect operating cash flow. An increase in its subscriber cancellation rate may adversely affect Metrocall's results of operations.

POTENTIAL FOR CHANGE IN REGULATORY ENVIRONMENT

     Metrocall's paging operations are subject to regulation by the FCC and, to a lesser extent, by various state regulatory agencies. There can be no assurance that those agencies will not adopt regulations or take actions that would have a material adverse effect on the business of Metrocall. Changes in regulation of Metrocall's paging business or the allocation of radio spectrum for services that compete with Metrocall's business could adversely affect Metrocall's results of operations. For example, the FCC is currently engaged in a rule making proceeding whereby it proposes to issue paging licenses on a wide-area basis by competitive bidding (i.e., auctions). Although Metrocall believes that the proposed rule changes may simplify Metrocall's regulatory compliance burdens, particularly regarding adding or relocating transmitter sites, those rule changes may also increase Metrocall's costs of obtaining paging licenses.

NO ANTICIPATED STOCKHOLDER DISTRIBUTIONS

     It is not anticipated that Metrocall will pay cash dividends in the foreseeable future. Certain covenants of the Metrocall Credit Facility limit the payment of cash dividends on preferred stock, and the Metrocall Credit Facility and the terms of the Series A Preferred Stock and Series B Preferred Stock prohibit the payment of cash dividends on common stock. See "Description of Capital Stock."

RELIANCE ON KEY PERSONNEL

     Metrocall is dependent on the efforts and abilities of a number of its current key management, sales, support and technical personnel, including William L. Collins, III, Steven D. Jacoby and Vincent D. Kelly. The success of Metrocall will depend to a large extent on its ability to retain and continue to attract key employees. The loss of certain of these employees or Metrocall's inability to retain or attract key employees in the future could have an adverse effect on Metrocall's operations. Metrocall has employment contracts with each of the individuals named above.

POSSIBLE VOLATILITY OF STOCK PRICE; SHARES ELIGIBLE FOR FUTURE SALE

     The market price of Metrocall Common Stock is subject to fluctuation. Since the Metrocall Common Stock became publicly traded in July 1993, the closing price has ranged from a low of $3.75 per share to a high of $29 per share. On March 31, 1997, the closing price of Metrocall Common Stock was $4.125, which was less than the book value per share on March 31, 1997 of approximately $6.23. The market price of Metrocall Common Stock may be volatile due to, among other things, technological innovations affecting the paging industry, Metrocall's acquisition strategy and the shares being registered pursuant to this and other registration statements. Metrocall currently has filed registration statements with respect to approximately 19.5 million shares of Metrocall Common Stock held by certain stockholders of Metrocall, including 2.9 million shares issuable upon exercise of warrants issued to Series A Preferred Stockholders. In addition, the Series A and Series B Preferred Stock are convertible in certain circumstances into shares of Common Stock based on the market price of the Common Stock at the time of conversion and the holders have the right to have resale of such shares of Common Stock registered. Metrocall is also obligated to register shares of Metrocall Common Stock acquired by certain affiliates of A+ Network, Inc. in the merger with A+ Network. Furthermore, in connection with that merger, Metrocall also issued indexed variable common rights ("VCRs") which, in certain circumstances, could require Metrocall to issue additional shares of Metrocall Common Stock. There can be no assurance that any action taken by holders of these shares or other stockholders would not have an adverse effect on the market price of the Metrocall Common Stock.

CONCENTRATION OF OWNERSHIP

     Metrocall's executive officers, directors and their affiliates together beneficially own 36.6% of the outstanding shares of Metrocall Common Stock. As a result, such persons, if they act together, may have the ability to substantially influence Metrocall's direction and to determine the outcome of corporate actions requiring stockholder approval. In addition, the three holders of Metrocall's Series A Preferred Stock have appointed a total of two members of Metrocall's Board of Directors. This concentration of ownership may have the effect of delaying or preventing a change of control of Metrocall.

ANTI-TAKEOVER AND OTHER PROVISIONS

     Metrocall's Amended and Restated Certificate of Incorporation, as amended (the "Metrocall Certificate") and Metrocall's Fifth Amended and Restated By-laws (the "Metrocall By-laws") include provisions that could operate to delay, defer or prevent a change of control in the event of certain transactions such as a tender offer, merger, or sale or transfer of substantially all of Metrocall's assets. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Metrocall first to negotiate with the Board of Directors of Metrocall. In addition, the Metrocall Credit Facility, an indenture relating to notes issued by Metrocall and the terms of the Series A Preferred Stock each include certain covenants limiting the ability of Metrocall to engage in certain mergers and consolidations or transactions involving a change of control of Metrocall.

     The Metrocall Certificate authorizes the Board of Directors, when considering a tender offer, merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. In addition, the Metrocall Certificate generally prohibits Metrocall from purchasing any shares of Metrocall's stock from any person, entity or group that beneficially owns five percent or more of Metrocall's stock at a price exceeding the average closing price for the 20 business days prior to the purchase date, unless a majority of Metrocall's disinterested stockholders approve the transaction, or as may be necessary to protect Metrocall's regulatory licenses.

     Metrocall is subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended ("Section 203"). Under Section 203, a resident domestic corporation may not engage in a business combination with a person who owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock (an "interested stockholder") for a period of three years after the date such person became an interested stockholder, unless (i) prior to such date the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced, or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized by the affirmative vote of holders of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

INTANGIBLE ASSETS

     Intangible assets of Metrocall, net of accumulated amortization, have increased significantly since March 31, 1996 primarily as a result of Metrocall's 1996 acquisitions of Parkway Paging, Inc., O.R. Estman, Inc. and Dana Paging, Inc. and A+ Network. At March 31, 1997, Metrocall's total assets of approximately $655.6 million included net intangible assets of approximately $449.2 million. Intangible assets include state certificates and FCC licenses, customer lists, debt financing costs, goodwill and certain other intangibles. Metrocall will record, for financial reporting purposes, additional intangible assets in connection with its acquisition of the assets of Page America in 1997. Long-lived assets and identifiable intangibles to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed. Impairment is measured by comparing the book value to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. Metrocall's estimates of anticipated gross revenues, the remaining estimated lives of tangible and intangible assets, or both could be reduced significantly in the future due to changes in technology, regulation, available financing or competitive pressures in any of Metrocall's individual markets. As a result, the carrying amount of long-lived assets and intangible assets including goodwill could be reduced materially in the future.

FORWARD-LOOKING STATEMENTS

     This Prospectus (including documents incorporated by reference) contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Discussions containing such forward-looking statements may be found in the material set forth under "Risk Factors," in Management's Discussion and Analysis of Financial Condition and Results of Operations in the documents incorporated by reference, as well as within this Prospectus and documents incorporated by reference generally. In addition, when used in this Prospectus and documents incorporated by reference, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth above and the matters set forth in this Prospectus generally. Metrocall undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                          DESCRIPTION OF CAPITAL STOCK

     As of the date of this Prospectus, the authorized capital stock of the Company consists of 60,000,000 shares of Metrocall Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the "Metrocall Preferred Stock"), of which 810,000 shares have been designated as Series A Preferred Stock and 9,000 shares have been designated Series B Preferred Stock. As of July 18, 1997, there were 29,071,892 shares of Metrocall Common Stock, 170,772 shares of Series A Preferred Stock and 1,500 shares of Series B Preferred Stock outstanding. In addition, warrants to purchase 2,915,254 shares of Metrocall Common Stock (the "Warrants") were issued and outstanding on July 18, 1997.

COMMON STOCK

     The holders of Metrocall Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders of Metrocall ("Stockholders"). Holders of Metrocall Common Stock have no cumulative voting rights and, except as described below, no preemptive, subscription, redemption, sinking fund or conversion rights. Subject to preferences that may be applicable to any then outstanding Metrocall Preferred Stock, holders of Metrocall Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Metrocall, holders of the Metrocall Common Stock will be entitled to share ratably in all interests remaining after payment of liabilities and the liquidation preference of any then outstanding Metrocall Preferred Stock.

     The Metrocall Certificate authorizes its Board of Directors to issue, from time to time and without further stockholder action, one or more series of Metrocall Preferred Stock, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this Prospectus, the Board of Directors has authorized the Series A Preferred Stock and the Series B Preferred Stock. Because of its broad discretion with respect to the creation and issuance of additional shares of Metrocall Preferred Stock without stockholder approval, Metrocall's Board of Directors could adversely affect the voting power of the holders of Metrocall Common Stock and, by issuing shares of Metrocall Preferred Stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of Metrocall.

     Under the Communications Act of 1934, as amended (the "Communications Act"), not more than 20% of Metrocall's capital stock may be owned of record by other than United States citizens or entities. The Metrocall Certificate authorizes its Board of Directors to redeem any of Metrocall's outstanding capital stock to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency. Such stock may be redeemed as the lesser of (i) fair market value or (ii) such holder's purchase price (if the stock was purchased within one year of such redemption). Other than redemption where necessary to protect Metrocall's regulatory licenses, there are no redemption or sinking fund provisions applicable to the Metrocall Common Stock.

     The Metrocall Certificate provides that all actions taken by Metrocall stockholders must be taken at an annual or special meeting of stockholders or by unanimous written consent. The Metrocall By-laws provide that special meetings of the stockholders may be called only by a majority of the members of the Board of Directors, the Chairman or the holders of not less than 35% of the voting stock of Metrocall. Stockholders are required to comply with certain advance notice provisions with respect to any nominations of candidates for election to Metrocall's Board of Directors or other proposals submitted for stockholder vote. The Metrocall Certificate and the Metrocall By-laws contain certain provisions requiring the affirmative vote of the holders of at least two-thirds of the Metrocall Common Stock to amend certain provisions of the Metrocall Certificate and the Metrocall By-laws.

     The Metrocall Certificate provides for the division of the members of the board of directors elected by holders of Metrocall Common Stock into three classes of directors serving staggered three-year terms. The authorized number of directors may be changed only by resolution of the board of directors, and directors may not be removed without cause.

     Provisions of the Metrocall Certificate and the Metrocall By-laws could operate to delay, defer or prevent a change of control in the event of certain transactions such as a tender offer, merger or sale or transfer of substantially all of Metrocall's assets. These provisions, as described below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Metrocall first to negotiate with Metrocall. Metrocall believes that the benefits of increased protection of Metrocall's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Metrocall outweigh the disadvantages of discouraging such proposals because, among other things, negotiating with respect to such proposals could result in an improvement of their terms.

     Metrocall is subject to the provisions of Section 203. Under Section 203, a resident domestic corporation may not engage in a business combination with an interested stockholder for a period of three years after the date such person became an interested stockholder, unless (i) prior to such date the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned by (x) persons who are directors and officers and (y) employee stock plans, in certain instances), or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. Section 203 defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including certain mergers, consolidations, asset sales, transfers and other transactions resulting in a beneficial interest to the interested stockholder. "Interested stockholder" means a person who owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock, and the affiliates and associates of such person.

     The Metrocall Certificate authorizes its Board of Directors, when considering a tender offer, merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders, including, but not limited to, (i) a comparison of the proposed consideration to be received by the stockholders in relation to the then current market price of the capital stock, the estimated current value of Metrocall in a freely negotiated transaction and the estimated future value of Metrocall as an independent entity, and (ii) the impact of such a transaction on the subscribers, suppliers and employees of Metrocall, and its effect on the communities in which Metrocall operates.

     The Metrocall Certificate prohibits Metrocall from purchasing any shares of Metrocall's stock from any person, entity or group that beneficially owns five percent or more of Metrocall's stock at a price exceeding the average closing price for the 20 business days prior to the purchase date, unless a majority of Metrocall's disinterested stockholders approve the transaction, or as may be necessary to protect Metrocall's regulatory licenses. This restriction on purchases by Metrocall does not apply to any offer to purchase shares of a class of Metrocall's stock which is made on the same terms and conditions to all holders of that class of stock, to any purchase of stock owned by such a five-percent stockholder occurring more than two years after such stockholder's last acquisition of Metrocall's stock, to any purchase of Metrocall's stock in accordance with the terms of any stock option or employee benefit plan or to any purchase at prevailing market prices pursuant to a stock purchase program.

SERIES A PREFERRED STOCK

     On November 15, 1996, Metrocall issued 159,600 shares of Series A Preferred Stock. The following summary of the designations, rights and preferences of the Series A Preferred Stock sets forth the material terms of the Series A Preferred Stock, but is not a complete description of its terms. This summary is qualified in its entirety by reference to the Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Rights (the "Series A Certificate of Designation") of the Series A

Preferred Stock, which is filed as an exhibit to documents incorporated herein by reference. See "Incorporation of Certain Information by Reference."

     Each share of Series A Preferred Stock has a stated value of $250 per share. Each share has a liquidation preference over shares of Metrocall Common Stock equal to the stated value plus accrued and unpaid dividends to the date of liquidation. The Series A Preferred Stock carries a dividend of 14% of the stated value per year, payable semi-annually in cash or in additional shares of Series A Preferred Stock, at Metrocall's option. Upon the occurrence of a "Triggering Event" and so long as the Triggering Event continues, the dividend rate increases to 16% per year. "Triggering Events" include, among other things,
(i) Metrocall issuing or incurring indebtedness or equity securities senior with respect to payment of dividends or distributions on liquidation or redemption to the Series A Preferred Stock in violation of limitations set forth in the Series A Certificate of Designation, and (ii) default on the payment of indebtedness of Metrocall in an amount of $5,000,000 or more.

     Holders of Series A Preferred Stock have the right, beginning on November 15, 2001, to convert their Series A Preferred Stock (including shares issued as dividends) into shares of Metrocall Common Stock based on the market price of Metrocall Common Stock at the time of conversion. Series A Preferred Stock may, at the option of holders, be converted sooner upon a change of control of Metrocall, as defined in the Series A Certificate of Designation. The Series A Preferred Stock must be redeemed on November 15, 2008 for an amount equal to the stated value plus accrued and unpaid dividends.

     The Series A Preferred Stock may also be redeemed by Metrocall in whole or in part (subject to certain minimums) beginning November 15, 1999. Prior to then, the Series A Preferred Stock may be redeemed by Metrocall in whole in connection with a sale of the Company (as described in the Series A Certificate of Designation) unless the holders have exercised their rights to convert to Metrocall Common Stock in connection with the transaction. The redemption price prior to November 15, 2001, is equal to the stated value of the shares of Series A Preferred Stock, plus accrued and unpaid dividends and a redemption premium. The redemption premium to be received by a holder for its shares would be calculated as the excess, if any, of the amount that would provide a specified internal rate of return on the holder's purchase price of $250 per unit for the shares of Series A Preferred Stock and Warrants it initially acquired, over (i) the stated value of shares received as dividends in respect of the shares originally issued (including dividends on such dividends) plus (ii) except for redemption prior to November 15, 1997, the excess of the then-current market price of Metrocall Common Stock over the exercise price of the shares of Metrocall Common Stock represented by the Warrants issued in conjunction with the shares originally issued. The applicable internal rates of return are 20% for redemptions on and after November 15, 2000 and before November 15, 2001; 25% for redemptions on and after November 15, 1999 and before November 15, 2000; and 30% for redemptions before November 15, 1999 except that, for redemptions prior to November 15, 1997, the redemption premium will be calculated so that holders receive a rate of return of 30% as though the shares were held through November 15, 1997 without including the excess of the market price of Common Stock over the exercise price under the Warrants in calculating the redemption premium. After November 15, 2001, the Series A Preferred Stock may be redeemed for the stated value of $250 per share plus accrued and unpaid dividends, without premium. Metrocall may not exercise its redemption right between November 15, 2001, and January 15, 2002 or with respect to any shares as to which the holders have delivered a notice of conversion into Metrocall Common Stock.

     Holders of the Series A Preferred Stock have the right to elect two directors of Metrocall. One such director is to be chosen by one of the initial three purchasers of the Series A Preferred Stock (or subsequent holders of a majority of shares initially issued to such purchaser) and the other is to be chosen by the other two initial purchasers (or subsequent holders of a majority of shares initially issued to such purchasers). If a Triggering Event has occurred and is continuing, holders of Series A Preferred Stock shall have the right to elect an additional number of directors so that such directors shall constitute no less than 40% of the members of the Board of Directors. Metrocall also is required to obtain approval of holders of not less than 75% of the issued and outstanding Series A Preferred Stock before undertaking: (i) any changes in the Metrocall Certificate and By-laws that adversely affect the rights of holders of the Series A Preferred Stock, (ii) a liquidation, winding up or dissolution of Metrocall or the purchase of shares of capital stock of Metrocall from holders of over 5% of the issued and outstanding voting securities of Metrocall,
(iii) any payment of dividends on or redemption of Metrocall Common Stock, or
(iv) issuance of any additional shares of Series A Preferred Stock (except in payment of dividends) or any shares of capital stock having preferences on liquidation or dividends that are equal to the Series A Preferred Stock. Metrocall is also required to obtain approval of holders of not less than a majority of the issued and outstanding Series A Preferred Stock before undertaking: (i) any acquisition involving consideration having a value equal to or greater than 50% of the market capitalization of Metrocall at the time of such acquisition, or (ii) any sale of Metrocall unless Metrocall redeems the Series A Preferred Stock as described above.

     The Company has agreed to register under the Securities Act of 1933 the resale of shares that may be obtained upon conversion of Series A Preferred Stock. The obligation to register does not arise until the shares may be converted, and the Company is required to use its best efforts to maintain the effectiveness of the registration until such time as all the shares of Common Stock acquired upon conversion of the Series A Preferred Stock either have been transferred pursuant to the registration or are eligible to be sold pursuant to Rule 144 under the Securities Act of 1933 without regard to any restrictions pursuant to Rule 144(k).

SERIES B PREFERRED STOCK

     In connection with the Page America Acquisition, on July 1, 1997, Metrocall issued to the Selling Stockholder 1,500 shares of Series B Preferred Stock. The following summary of the designations, rights and preferences of the Series B Preferred Stock sets forth the material terms of the Series B Preferred Stock, but is not a complete description of its terms. This summary is qualified in its entirety by reference to the Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Rights (the "Series B Certificate of Designation") of the Series B Preferred Stock, which is filed as an exhibit to documents incorporated herein by reference. See "Incorporation of Certain Information by Reference."

     Each share of Series B Preferred Stock has a Stated Value of $10,000 per share. Each share has a liquidation preference equal to its Stated Value, which is junior to the Series A Preferred Stock but senior to shares of Metrocall Common Stock. The Series B Preferred Stock carries a dividend of 14% of the Stated Value per year, payable semi-annually in cash or in additional shares of Series B Preferred Stock, at Metrocall's option.

     Beginning on each of September 1, 1997, December 1, 1997, March 1, 1998 and June 1, 1998, the holders of Series B Preferred Stock have the right to convert up to 25% of the number of Series B Preferred Stock initially issued (plus shares of Series B Preferred Stock issued as dividends on such shares, and as dividends on such dividends) into that number of shares of Common Stock equal to the Stated Value divided by the average of the closing price of the Metrocall Common Stock for the 10 trading days prior to each conversion date. The conversion price will be subject to adjustment based on stock splits, stock dividends, issuance of securities below current market price and other events.

     The Series B Preferred Stock must be redeemed on the twelfth anniversary of the initial issuance for an amount equal to the Stated Value, plus accrued and unpaid dividends. The Series B Preferred Stock may also be redeemed by Metrocall in whole or in part at any time for an amount equal to the Stated Value of the shares to be redeemed plus accrued and unpaid dividends. If Metrocall elects to redeem Series B Preferred Stock, the holders thereof will have the right to convert any Series B Preferred Stock which was then convertible into Metrocall Common Stock within 15 business days after receipt of notice of redemption.

     Metrocall is required to obtain the approval of holders of a majority of the issued and outstanding Series B Preferred Stock before undertaking: (i) any changes in the Metrocall Certificate and Metrocall By-Laws that adversely affect the rights of the holders of Series B Preferred Stock; and (ii) any changes in the Series B Certificate of Designation. The Series B Preferred Stock also contains restrictions on the ability of Metrocall to incur any debt or issue securities (other than the Series A Preferred Stock) which are senior to the Series B Preferred Stock.

WARRANTS

     In connection with the issuance of the Series A Preferred Stock, Metrocall issued on November 15, 1996, Warrants to purchase Metrocall Common Stock. Each Warrant represents the right of the holder to purchase 18.266 shares of Metrocall Common Stock, or an aggregate of approximately 2.9 million shares. The exercise price per share is $7.40. The Warrants contain certain provisions for adjustment in the exercise price in the event that, in a private transaction, Metrocall issues Common Stock for a price that is less than 80% of the then-current exercise price, or options, warrants, or other securities convertible into or exchangeable for Common Stock with an exercise price which is less than the then-current exercise price of the Warrants. In addition, the Warrants contain certain customary anti-dilution provisions requiring adjustment in the exercise price and the number of shares for which the Warrants are exercisable in certain circumstances. The Warrants expire November 15, 2001. Metrocall has registered under the Securities Act of 1933 the resale of shares that may be obtained upon exercise of the Warrants.

INDEXED VARIABLE COMMON RIGHTS

     In connection with the merger of A+ Network, Inc. into Metrocall, Metrocall issued approximately 8.1 million VCRs to the shareholders of A+ Network. Each VCR represents the right to receive payment of up to $5 in Metrocall Common Stock or cash, at Metrocall's option, if the trading price of Metrocall shares at November 15, 1997, is less than a target price initially set at $21.10. The target price will be indexed downward, but not above, the initial target price of $21.10, based on changes in the average trading prices of Arch Communications Group, Inc., MobileMedia Communications, Inc., and ProNet, Inc. since the announcement of the merger with A+ Network. If changes in the index cause the target price to fall below a floor price of $16.10 (which is not indexed), the VCR payment will be zero regardless of the price at which Metrocall shares are trading. As of June 30, 1997, the target price was below $16.10, and no payment on the VCRs would be made if they had expired on that date. Metrocall has the right to extend the maturity date of the VCRs for an additional year, in which event the target price and the amount of the potential VCR payment would increase.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder.

                              SELLING STOCKHOLDER

     The following table sets forth certain information regarding beneficial ownership of Shares by the Selling Stockholder as of July 21, 1997 and the number of shares which may be offered for the account of the Selling Stockholder or its transferees or distributees from time to time. Because the Selling Stockholder may sell all or any part of its shares pursuant to this Prospectus, no estimate can be given as to the number of shares that will be held by the Selling Stockholder upon termination of this offering.

                                                          NUMBER OF SHARES       NUMBER OF SHARES
                                                         BENEFICIALLY OWNED      WHICH MAY BE SOLD
                 SELLING STOCKHOLDER                     PRIOR TO OFFERING       IN THIS OFFERING
------------------------------------------------------   ------------------      -----------------
Page America Group, Inc. .............................        7,497,458(1)(2)        7,497,458(1)(2)

---------------
(1) Includes an aggregate of 832,250 Shares which are held in escrow pursuant to the terms of an Indemnity Escrow Agreement dated as of July 1, 1997 among Metrocall, Page America and First Union National Bank of Virginia (the "Escrow Agreement"). Such Shares may not be released from escrow and sold hereunder except in compliance with all terms and conditions of the Escrow Agreement. The Escrow Agreement terminates April 1, 1998.
(2) Includes 3,500,000 Shares that Metrocall has reserved for issuance upon conversion of the Series B Preferred Stock. However, the actual number of Shares to be issued upon conversion will depend on the average closing price of Metrocall Common Stock at the time of conversion.

                                PLAN OF DISTRIBUTION

     The sale of Shares by the Selling Stockholder may be effected from time to time in transactions on the NNM, in the over-the-counter market, in negotiated transactions, or through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Shares for which such broker-dealers may act as agent or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation). In addition, the Selling Stockholder may, at its option, (a) sell some or all of its Shares as described above, (b) distribute some or all of its Shares to its creditors in full or partial satisfaction of indebtedness owed to them, or (c) do a combination of the foregoing. The creditors include the parties to the Selling Stockholder's Credit Agreement or holders of the Selling Stockholder's subordinated notes, each as the same may be in effect from time to time. The distribution to creditors, the subsequent sale by such creditors and/or sale of the Shares by the Selling Stockholder is registered by the registration statement of which this Prospectus is a part.

                                 LEGAL MATTERS

     The legality of issuance of the shares will be passed upon for the Company by Wilmer, Cutler & Pickering, Washington, D.C.

                                    EXPERTS

     The audited consolidated financial statements of the Company and the combined financial statements of O.R. Estman, Inc. and Dana Paging, Inc. (dba Satellite Paging and Message Network, respectively) incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements of Parkway Paging, Inc. as of December 31, 1995 and 1994 and for each of the three years ended December 31, 1995 incorporated by reference in this Prospectus have been audited by Hutton, Patterson & Company, independent auditors, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 of A+ Network, Inc. and Subsidiaries incorporated in this Prospectus by reference from Metrocall, Inc.'s Current Report on Form 8-K/A filed on October 1, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements as of December 31, 1994 and 1993 and for the two years in the period ended December 31, 1994, of Network Paging Corporation, incorporated by reference in this Prospectus by reference to the Current Report in Form 8-K/A of Metrocall, Inc. dated October 1, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH THE OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THIS DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information..................    2
Incorporation of Certain Information by
  Reference............................    2
The Company............................    3
Risk Factors...........................    4
Description of Capital Stock...........    9
Use of Proceeds........................   14
Selling Stockholder....................   14
Plan of Distribution...................   14
Legal Matters..........................   14
Experts................................   15

================================================================================


================================================================================


                                7,497,458 SHARES

                                METROCALL, INC.

                                  COMMON STOCK

                              --------------------

                                   PROSPECTUS

                              --------------------
                                 July 21, 1997

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby are as follows:

        SEC Registration...................................................   $11,431
        Nasdaq Listing Fee.................................................    17,500
        Legal Fees and Expenses............................................     5,000
        Accounting Fees and Expenses.......................................     5,000
        Printing Fees and Expenses.........................................     5,000
        Miscellaneous......................................................     1,069
                                                                              -------
             Total.........................................................   $45,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporate Law ("DGCL") empowers a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify such persons against expenses (including attorneys' fees) in actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court shall deem proper. To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section 145 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 145 also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute.

     Section 6 of the Metrocall Amended and Restated Certificate of Incorporation provides for indemnification of the directors, officers, employees and agents of Metrocall to the full extent currently permitted by the DGCL.

     In addition, the Metrocall Amended and Restated Certificate of Incorporation, as permitted by Section 102(b) of the DGCL, limits directors' liability to Metrocall and its stockholders by eliminating liability in damages for breach of fiduciary duty. Section 5.5 of the Metrocall Amended and Restated Certificate of Incorporation provides that neither Metrocall nor its stockholders may recover damages from Metrocall directors for breach of their fiduciary duties in the performance of their duties as directors of

Metrocall. As limited by Section 102(b), this provision cannot, however, have the effect of indemnifying any director of Metrocall in the case of liability
(i) for a breach of the director's duty of loyalty, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transactions for which the director derived an improper personal benefit.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

           2.1     Amended and Restated Asset Purchase Agreement by and among Page America and
                   Metrocall dated as of January 30, 1997.(a)
           2.2     Amendment to Asset Purchase Agreement by and among Page America and
                   Metrocall dated as of March 28, 1997.(b)
           2.3     Form of Certificate of Designation, Number, Powers, Preferences and
                   Relative, Participating, Optional and Other Rights of Metrocall, Inc. Series
                   B Junior Convertible Preferred Stock.(c)
           2.4     Registration Rights Agreement dated July 1, 1997 by and among Metrocall and
                   Page America.(d)
           2.5     Registration Rights Agreement dated July 1, 1997 by and among Metrocall and
                   Page America.(d)
           2.6     Indemnity Escrow Agreement dated July 1, 1997 by and among Page America and
                   Metrocall.(d)
           4.1     Specimen Certificate representing the Metrocall Common Stock.(e)
           5.1     Opinion of Wilmer, Cutler & Pickering as to the legality of the securities being registered.
          23.1     Consent of Wilmer, Cutler & Pickering (included in Exhibit 5.1).
          23.2     Consent of Arthur Andersen LLP, as independent public accountants for
                   Metrocall, Inc.
          23.3     Consent of Arthur Andersen LLP, as independent public accountants for O.R.
                   Estman, Inc. and Dana Paging, Inc.
          23.4     Consent of Hutton, Patterson & Company, as independent accountants for
                   Parkway Paging, Inc.
          23.5     Consent of Deloitte & Touche LLP, as independent auditors for A+ Network,
                   Inc.
          23.6     Consent of Price Waterhouse LLP, as independent certified public accountants for Network Paging Corporation.
          24       Power of Attorney (included in signature pages of this Registration
                   Statement).

---------------
(a) Incorporated by reference to Metrocall's Registration Statement on Form S-4, as amended (File No. 333-21231), filed with the Commission on February 5, 1997.

(b) Incorporated by reference to Metrocall's Registration Statement, Amendment No. 2, on Form S-4 (File No. 333-21231), filed with the Commission on May 1, 1997.

(c) Incorporated by reference to Metrocall's Registration Statement, Amendment No. 1, on Form S-4 (File No. 333-21231), filed with the Commission on April 15, 1997.

(d) Incorporated by reference to Metrocall's Current Report on Form 8-K filed with the Commission on July 14, 1997.

(e) Incorporated by reference to Metrocall's Registration Statement on Form S-1, as amended (File No. 33-63886), filed with the Commission on July 12, 1993.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            provided, however, that paragraphs (c)(1)(i) and (c)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
            Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE COUNTY OF FAIRFAX, COMMONWEALTH
OF VIRGINIA, ON JULY   , 1997.

                                          METROCALL, INC.

                                          By: /s/ VINCENT D. KELLY
                                               ---------------------------------
                                               Name:  Vincent D. Kelly
                                               Title: Executive Vice President
                                                      and CFO

                               POWER OF ATTORNEY

     The undersigned officers and directors of Metrocall, Inc., hereby severally constitute and appoint William L. Collins III and Vincent D. Kelly, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments), and generally to do all such things in our names and in our capacities as officers and directors to enable Metrocall, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as it may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                 CAPACITY                       DATE
--------------------------------------   --------------------------------------   --------------

     /s/ WILLIAM L. COLLINS, III         President, Chief Executive Officer and   July 15, 1997
--------------------------------------   Director (Principal Executive Officer)
       WILLIAM L. COLLINS, III

         /s/ VINCENT D. KELLY               Executive Vice President, Chief       July 21, 1997
--------------------------------------   Financial Officer (Principal Financial
           VINCENT D. KELLY                               and
                                                  Accounting Officer)

       /s/ RICHARD M. JOHNSTON                   Chairman of the Board            July 21, 1997
--------------------------------------
         RICHARD M. JOHNSTON

       /s/ RONALD V. APRAHAMIAN                         Director                  July 21, 1997
--------------------------------------
         RONALD V. APRAHAMIAN

       /s/ HARRY L. BROCK, JR.                          Director                  July 14, 1997
--------------------------------------
         HARRY L. BROCK, JR.

         /s/ SUZANNE S. BROCK                           Director                  July 14, 1997
--------------------------------------
           SUZANNE S. BROCK

        /s/ FRANCIS A. MARTIN                           Director                  July 21, 1997
--------------------------------------
        FRANCIS A. MARTIN, III

              SIGNATURE                                 CAPACITY                       DATE
--------------------------------------   --------------------------------------   --------------

--------------------------------------                  Director                  July   , 1997
            RYAL R. POPPA

       /s/ RAY D. RUSSENBERGER                          Director                  July 21, 1997
--------------------------------------
         RAY D. RUSSENBERGER

        /s/ ELLIOTT H. SINGER                           Director                  July 15, 1997
--------------------------------------
          ELLIOTT H. SINGER

          /s/ MICHAEL GREENE                            Director                  July 21, 1997
--------------------------------------
            MICHAEL GREENE

         /s/ ROYCE R. YUDKOFF                           Director                  July 21, 1997
--------------------------------------
           ROYCE R. YUDKOFF

       By: /s/ VINCENT D. KELLY
--------------------------------------
           VINCENT D. KELLY
           Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT NO.                                 DESCRIPTION
-----------  --------------------------------------------------------------------------
     2.1     Amended and Restated Asset Purchase Agreement by and among Page America and Metrocall dated as of January 30, 1997.(a)
     2.2     Amendment to Asset Purchase Agreement by and among Page America and
             Metrocall dated as of March 28, 1997.(b)
     2.3     Form of Certificate of Designation, Number, Powers, Preferences and
             Relative, Participating, Optional and Other Rights of Metrocall, Inc.
             Series B Junior Convertible Preferred Stock.(c)
     2.4     Registration Rights Agreement dated July 1, 1997 by and among Metrocall and Page America.(d)
     2.5     Registration Rights Agreement dated July 1, 1997 by and among Metrocall and Page America.(d)
     2.6     Indemnity Escrow Agreement dated July 1, 1997 by and among Page America and Metrocall.(d)
     4.1     Specimen Certificate representing the Metrocall Common Stock.(e)
     5.1     Opinion of Wilmer, Cutler & Pickering as to the legality of the securities being registered.
    23.1     Consent of Wilmer, Cutler & Pickering (included in Exhibit 5.1).
    23.2     Consent of Arthur Andersen LLP, as independent public accountants for
             Metrocall, Inc.
    23.3     Consent of Arthur Andersen LLP, as independent public accountants for O.R.
             Estman, Inc. and Dana Paging, Inc.
    23.4     Consent of Hutton, Patterson & Company, as independent accountants for
             Parkway Paging, Inc.
    23.5     Consent of Deloitte & Touche LLP, as independent auditors for A+ Network,
             Inc.
    23.6     Consent of Price Waterhouse LLP, as independent certified public accountants for Network Paging Corporation.
    24       Power of Attorney (included in signature pages of this Registration
             Statement).

---------------
(a) Incorporated by reference to Metrocall's Registration Statement on Form S-4, as amended (File No. 333-21231), filed with the Commission on February 5, 1997.

(b) Incorporated by reference to Metrocall's Registration Statement, Amendment No. 2, on Form S-4 (File No. 333-21231), filed with the Commission on May 1, 1997.

(c) Incorporated by reference to Metrocall's Registration Statement, Amendment No. 1, on Form S-4 (File No. 333-21231), filed with the Commission on April 15, 1997.

(d) Incorporated by reference to Metrocall's Current Report on Form 8-K filed with the Commission on July 14, 1997.

(e) Incorporated by reference to Metrocall's Registration Statement on Form S-1, as amended (File No. 33-63886), filed with the Commission on July 12, 1993.